Exhibit (c)(2)

April 1, 2019

The Board of Directors

UGI Corporation

460 North Gulph Road

King of Prussia, PA 19406

Members of the Board of Directors:

You have requested our opinion as to the fairness, from a financial point of view, to UGI Corporation (the “Company”) of the Consideration (as defined below) to be paid by the Company in the proposed merger (the “Transaction”) of a wholly-owned subsidiary of the Company (the “Merger Subsidiary”) with AmeriGas Partners, L.P. (the “Partnership”). Pursuant to the Agreement and Plan of Merger (the “Agreement”), among the Company, Merger Subsidiary, Merger Subsidiary’s direct holding company (“Holdings”), the Partnership and the Partnership’s general partner, AmeriGas Propane, Inc. (the “General Partner”), the Partnership will become a wholly-owned subsidiary of the Company, and each outstanding common unit representing limited partner interests of the Partnership (the “Partnership Common Units”), other than (a) Partnership Common Units owned by the Partnership and any subsidiary of the Partnership or the Company and its affiliates (other than the General Partner) which will be automatically canceled and cease to exist and (b) Partnership Common Units owned by the General Partner (including the Partnership Common Units into which the general partner interests in the Partnership are to be converted in accordance with Section 3.1(c)(ii) of the Agreement) which will remain outstanding, will be converted into the right to receive, at the election of the holder of such Partnership Common Unit, either (i) 0.6378 shares (the “Stock Consideration”) of the Company’s common stock, without par value (the “Company Common Stock”), (i) $35.325 in cash (the “Cash Consideration”) or (iii) both 0.500 shares of Company Common Stock and $7.63 in cash (the “Mixed Consideration”). The right of each holder of Partnership Common Units to specify the number of such Partnership Common Units with respect to which such holder elects to receive the Stock Consideration, and the number of such Partnership Common Units with respect to which such holder elects to receive the Cash Consideration is subject to procedures and limitations contained in the Agreement, including that the aggregate number of Partnership Common Units to be converted into the right to receive Cash Consideration will equal the quotient obtained by dividing (i) (A) the product obtained by multiplying (a) the number of Partnership Common Units issued and outstanding immediately prior to the Effective Time (as defined in the Agreement)

by (b) $7.63 minus (B) the product obtained by multiplying (a) the Partnership Common Units with respect to which an election to receive Mixed Consideration has been made by (b) $7.63, by (ii) the Cash Consideration. The aggregate amount of the Stock Consideration, Cash Consideration and Mixed Consideration payable to the holders of Partnership Common Units in the Transaction is referred to herein as the “Consideration”.

In connection with preparing our opinion, we have (i) reviewed the Agreement; (ii) reviewed certain publicly available business and financial information concerning the Partnership and the Company and the industries in which they operate; (iii) compared the proposed financial terms of the Transaction with the publicly available financial terms of certain transactions involving companies we deemed relevant and the consideration paid for such companies; (iv) compared the financial and operating performance of the Partnership and the Company with publicly available information concerning certain other companies we deemed relevant and reviewed the current and historical market prices of the Partnership Common Units and the Company Common Stock and certain publicly traded securities of such other companies; (v) reviewed certain internal financial analyses and forecasts prepared by or at the direction of the management of the Company relating to the respective businesses of the Partnership and the Company, as well as the estimated amount and timing of the cost savings and related expenses and synergies expected to result from the Transaction (the “Synergies”); and (vii) performed such other financial studies and analyses and considered such other information as we deemed appropriate for the purposes of this opinion. In addition, we have held discussions with certain members of the management of the General Partner and the Company with respect to certain aspects of the Transaction, and the past and current business operations of the Partnership and the Company, the financial condition and future prospects and operations of the Partnership and the Company, the effects of the Transaction on the financial condition and future prospects of the Company and certain other matters we believed necessary or appropriate to our inquiry.

In giving our opinion, we have relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with us by the Partnership, the General Partner, Holdings and the Company or otherwise reviewed by or for us. We have not independently verified any such information or its accuracy or completeness and, pursuant to our engagement letter with the Company, we did not assume any obligation to undertake any such independent verification. We have not conducted or been provided with any valuation or appraisal of any assets or liabilities, nor have we evaluated the solvency of the Partnership, the General Partner, Holdings or the Company under any state or federal laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to us or derived therefrom, including the Synergies, we have assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments

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by management as to the expected future results of operations and financial condition of the Partnership and the Company to which such analyses or forecasts relate. We express no view as to such analyses or forecasts (including the Synergies) or the assumptions on which they were based. We have also assumed that the Transaction and the other transactions contemplated by the Agreement will have the tax consequences described in discussions with, and materials furnished to us by, representatives of the Company, and will be consummated as described in the Agreement, except that we have assumed that record dates for determining the holders of Partnership Common Units entitled to receive quarterly cash distributions from the Partnership occurring after the date hereof will be consistent with the historical practice of the Partnership notwithstanding the provisions of Section 6.11 of the Agreement. We have also assumed that the representations and warranties made by the Company, the Partnership, the General Partner and Holdings in the Agreement and the related agreements are and will be true and correct in all respects material to our analysis. We are not legal, regulatory or tax experts and have relied on the assessments made by advisors to the Company with respect to such issues. We have further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the Partnership, the General Partner, Holdings or the Company or on the contemplated benefits of the Transaction.

Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise, or reaffirm this opinion. Our opinion is limited to the fairness, from a financial point of view, to the Company of the Consideration to be paid by the Company in the proposed Transaction and we express no opinion as to the fairness of the Consideration to the holders of any class of securities, creditors or other constituencies of the Company or as to the underlying decision by the Company to engage in the Transaction. Furthermore, we express no opinion with respect to the amount or nature of any compensation to any officers, directors, or employees of any party to the Transaction, or any class of such persons relative to the Consideration to be paid by the Company in the Transaction or with respect to the fairness of any such compensation. We are expressing no opinion herein as to the price at which the Company Common Stock or the Partnership Common Units will trade at any future time.

We have acted as financial advisor to the Company with respect to the proposed Transaction and will receive a fee from the Company for our services, a substantial portion of which will become payable only if the proposed Transaction is consummated. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. Please be advised that during the two years preceding the date of this letter, neither we nor our affiliates have had any other material financial advisory or other material commercial or investment banking

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relationships with the Company or the Partnership. Our commercial banking affiliate is an agent bank and a lender under outstanding credit facilities of a subsidiary of the Company, for which it receives customary compensation or other financial benefits. In addition, we and our affiliates hold, on a proprietary basis, less than 1% of the outstanding common stock of each of the Company and the Partnership. In the ordinary course of our businesses, we and our affiliates may actively trade the debt and equity securities or financial instruments (including derivatives, bank loans or other obligations) of the Company or the Partnership for our own account or for the accounts of customers and, accordingly, we may at any time hold long or short positions in such securities or other financial instruments.

On the basis of and subject to the foregoing, it is our opinion as of the date hereof that the Consideration to be paid by the Company in the proposed Transaction is fair, from a financial point of view, to the Company.

The issuance of this opinion has been approved by a fairness opinion committee of J.P. Morgan Securities LLC. This letter is provided to the Board of Directors of the Company (in its capacity as such) in connection with and for the purposes of its evaluation of the Transaction. This opinion does not constitute a recommendation to any unitholder of the Partnership or any shareholder of the Company as to how such unitholder or shareholder should vote with respect to the Transaction or any other matter. This opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written approval. Notwithstanding the foregoing, this opinion may be reproduced in full in any proxy or information statement mailed to holders of the Partnership Common Units but may not otherwise be disclosed publicly in any manner without our prior written approval.

Very truly yours,

/s/ J.P. Morgan Securities LLC

J.P. MORGAN SECURITIES LLC

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